UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note:

On April 27, 2015, Tempur Sealy International, Inc. (the “Company”) prepared the attached statement in response to a report issued by Glass, Lewis & Co. on April 24, 2015, relating to the Company’s 2015 Annual Meeting of Stockholders.

TPX Glass Lewis Response Statement

While we are disappointed by Glass Lewis’ recent report, we note that it focuses on challenges Tempur Sealy faced in 2012 without considering the real and recognizable change that the Company has achieved in the time since. What’s more, Glass Lewis specializes in assessing corporate governance – not overall business strategy – and has not historically objected to Tempur Sealy’s governance structure. We disagree with the Glass Lewis assessment of the Company’s executive compensation program, as their analysis focuses on incentive compensation valued at grant as opposed to compensation earned based on achievements against critical business metrics. Viewed properly, this program is best practice and in shareholders’ best interests, as Glass Lewis recommends for the Say on Pay vote. We are confident that the Tempur Sealy Board and management team have the experience and proven records necessary to continue the progress the Company is making in executing its strategy and driving sustainable growth. The continued leadership of this team is critical to maintaining this positive momentum.